EXHIBIT 24

POWER OF ATTORNEY

KNOW EVERYONE BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints, jointly and severally, Bruce G. Kelley and Mark E. Reese, or either of them (with full power to each of them to act alone) as his or her true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for the undersigned and on his or her behalf, to sign, execute and file this S-8 Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this S-8 Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 24th day of May, 2007.

/s/ Margaret A. Ball
Margaret A. Ball	Director

/s/ George C. Carpenter III
George C. Carpenter III	Director

/s/ David J. Fisher
David J. Fisher	Director

/s/ Bruce G. Kelley
Bruce G. Kelley	President, CEO, and Director

/s/ Raymond A. Michel
Raymond A. Michel	Director

/s/ Joanne L. Stockdale
Joanne L. Stockdale	Director

/s/ George W. Kochheiser
George W. Kochheiser	Chairman of the Board of Directors

May 24, 2007